SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(A)

                               (Amendment No. 3)*

                               H. J. HEINZ COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.25 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    423074103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Marc Weingarten, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 1, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-(1)(f) or 13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 27 Pages)

-------------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 2 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Fund Management, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454182
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
     SHARES         8     SHARED VOTING POWER
 BENEFICIALLY             18,595,000
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          18,595,000
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       18,595,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /  /
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 3 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Fund Management GP, LLC

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454087
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
     SHARES         8     SHARED VOTING POWER
 BENEFICIALLY             18,595,000
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          18,595,000
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       18,595,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /  /
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 4 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners GP, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453775
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
  NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             12,427,062
  OWNED BY          ------------------------------------------------------------
    EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                   10    SHARED DISPOSITIVE POWER
                          12,427,062
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,427,062
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.8%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 5 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners General Partner, LLC

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453595
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
  NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             12,427,062
  OWNED BY          ------------------------------------------------------------
    EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          12,427,062
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,427,062
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.8%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 6 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453988
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             1,376,787
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          1,376,787
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,376,787
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 7 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners Master Fund, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0468601
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             5,259,406
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          5,259,406
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       5,259,406
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 8 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners Master Fund (Non-ERISA), L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0471467
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             307,739
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          307,739
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       307,739
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.1%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 9 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners Parallel Fund I, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694154
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             255,560
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          255,560
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       255,560
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.1%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 10 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners Parallel Fund I General Partner, LLC

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694293
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             255,560
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          255,560
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       255,560
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.1%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 11 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners Parallel Fund II, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763105
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             57,884
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          57,884
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       57,884
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 12 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners Parallel Fund II GP, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763102
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             57,884
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          57,884
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       57,884
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 13 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian Partners Parallel Fund II General Partner, LLC

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763099
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             57,884
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          57,884
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       57,884
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 14 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Trian SPV (SUB) I, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0485814
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             5,483,130
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          5,483,130
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       5,483,130
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.7%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 15 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Nelson Peltz

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       USA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             18,595,000
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          18,595,000
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       18,595,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /  /
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 16 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Peter W. May

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       USA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             18,595,000
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          18,595,000
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       18,595,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /  /
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 17 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Edward P. Garden

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       USA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             18,595,000
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          18,595,000
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       18,595,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /  /
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 18 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Castlerigg Master Investments Ltd.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       British Virgin Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                   -------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             5,381,400
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          5,381,400
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       5,381,400
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 19 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Sandell Asset Management Corp.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             5,381,400
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          5,381,400
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       5,381,400
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 20 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Castlerigg International Limited

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       British Virgin Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             5,381,400
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          5,381,400
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       5,381,400
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
--------------------------------------------------------------------------------
       CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 21 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Castlerigg International Holdings Limited

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       British Virgin Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             5,381,400
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          5,381,400
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       5,381,400
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 22 of 27 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       Thomas E. Sandell

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
                                                                     (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO / / ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Sweden
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
                          0
                    ------------------------------------------------------------
   NUMBER OF
    SHARES          8     SHARED VOTING POWER
 BENEFICIALLY             5,381,400
   OWNED BY         ------------------------------------------------------------
     EACH
   REPORTING        9     SOLE DISPOSITIVE POWER
  PERSON WITH             0
                    ------------------------------------------------------------

                    10    SHARED DISPOSITIVE POWER
                          5,381,400
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       5,381,400
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       /X/
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 23 of 27 Pages
--------------------------------------------------------------------------------


This Amendment No. 3 relates to the Schedule 13D filed with the Securities and Exchange Commission on April 24, 2006, as previously amended by Amendment No. 1 on May 23, 2006 and by Amendment No. 2 on September 15, 2006, by Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), Trian Partners, L.P., a Delaware limited partnership ("Trian Onshore"), Trian Partners Master Fund, L.P., a Cayman Islands exempted limited partnership ("Trian Offshore"), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands exempted limited partnership ("Trian Offshore (Non-ERISA)"), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership ("Parallel Fund I"), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund I GP LLC"), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II"), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II GP LLC"), Trian SPV (SUB) I, L.P., a Cayman Islands exempted limited partnership ("Trian SPV"), Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management"), Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP" and, together with the foregoing, the "Trian Entities"), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the "Trian Filing Persons"), Castlerigg Master Investments Ltd., a British Virgin Islands company ("CMI"), Sandell Asset Management Corp., a Cayman Islands exempted company ("SAMC"), Castlerigg International Limited, a British Virgin Islands company ("CIL"), Castlerigg International Holdings Limited, a British Virgin Islands company ("CIHL"), and Thomas E. Sandell, a citizen of Sweden ("Sandell" and, collectively with CMI, SAMC, CIL and CIHL, the "Sandell Filing Persons" and, together with the Trian Filing Persons, the "Filing Persons"), relating to the common stock, par value $.25 per share (the "Shares"), of H. J. Heinz Company, a Pennsylvania corporation (the "Issuer").

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby amended and restated as follows:

(a) As of 4:00pm New York City time on December 1, 2006, the Filing Persons beneficially owned, in the aggregate, 18,595,000 Shares, representing approximately 5.6% of the Issuer's outstanding Shares (based upon the 329,483,534 Shares stated by the Issuer to be outstanding as of November 1, 2006 in the Issuer's Quarterly Report on Form 10-Q filed on November 30, 2006).

(b) Each of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Trian SPV, Parallel Fund I and Parallel Fund II beneficially and directly owns and has sole voting power and sole dispositive power with regard to 1,376,787, 5,259,406, 307,739, 5,483,130, 255,560 and 57,884 Shares, respectively, except to the extent that other Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Beneficial ownership of 473,094 Shares that are directly held in the Separate Account is further described below.

Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Trian SPV (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 24 of 27 Pages
--------------------------------------------------------------------------------


deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Trian SPV directly and beneficially own. Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Parallel Fund I GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund I (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that Parallel Fund I directly and beneficially owns. Each of Parallel Fund I GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund II (discussed in Item
2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that Parallel Fund II directly and beneficially owns. Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to the Separate Account (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that are directly held in the Separate Account. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 5,381,400 Shares except to the extent that other Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Each of CIL, CIHL, SAMC and Sandell, by virtue of their relationships to CMI (discussed in Item 2), and each of Trian Management, Trian Management GP, Nelson Peltz, Peter
W. May and Edward P. Garden, by virtue of the Sandell Agreement (discussed in Items 2 and 6), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that CMI directly and beneficially owns. Each of SAMC, Sandell, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

(c) There have been no transactions in the Shares effected by the Filing Persons in the past 60 days.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO SECURITIES OF THE ISSUER

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 25 of 27 Pages
--------------------------------------------------------------------------------


Item 6 of the Schedule 13D is hereby amended by the addition of the following immediately following the second paragraph thereof:

On December 1, 2006, Trian Management and SAMC entered into Amendment No. 2 ("Amendment No. 2") to the Sandell Agreement, as previously amended by Amendment No. 1, pursuant to which (a) from and after December 1, 2006, one-third of the Shares held by the Sandell Filing Persons as of December 1, 2006 (the "One-Third Stake") are no longer subject to Section 1, which provides in part that Trian Management has final approval with respect to the timing, amounts, and prices of purchases and sales of Shares and that all Shares acquired and sold in accordance with the Sandell Agreement will be allocated on a pro rata basis to the Sandell Filing Persons and the Trian Filing Persons, with the remaining two-thirds of the Shares held by the Sandell Filing Persons as of December 1, 2006 (the "Two-Thirds Stake") no longer subject to Section 1 as of the earlier of September 1, 2007 or the conclusion of the next annual meeting of the Issuer's shareholders (such earlier date the "2007 Date") and (b) subject to the procedures and limitations set forth in Amendment No. 2, (i) SAMC granted to Trian Management certain rights of first refusal and rights of first offer in the event that, with respect to the One-Third Stake, on or after December 1, 2006 or, with respect to the Two-Thirds Stake, on or after the 2007 Date, SAMC elects to transfer any of the applicable Shares that any Sandell Filing Person beneficially owns and (ii) each of Trian Management and SAMC granted to one another certain tag-along rights in the event that Trian Management or SAMC elects to transfer at least 500,000 Shares held by any Trian Filing Person or Sandell Filing Person, respectively, in one or more related private sale transactions with an unaffiliated third party. Amendment No. 2 further provides that the Sandell Agreement will terminate at the time that either the Trian Filing Persons or the Sandell Filing Persons no longer beneficially own any Shares.

The foregoing descriptions of certain provisions of the Sandell Agreement, Amendment No. 1 and Amendment No. 2 are summaries only and are qualified in their entirety by reference to the actual documents, copies of which are filed as Exhibits 2, 6 and 8, respectively, to the Schedule 13D and incorporated herein by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Item 7 of the Schedule 13D is hereby amended and restated as follows:

1. Joint Filing Agreement of the Filing Persons (previously filed).

2. Agreement dated February 7, 2006 by and among Sandell Asset Management Corp. and Trian Fund Management, L.P. (previously filed).

3. Amended and Restated Limited Partnership Agreement of Trian SPV (SUB) I, L.P., dated as of March 1, 2006 (previously filed).

4. Powers of Attorney (previously filed).

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 26 of 27 Pages
--------------------------------------------------------------------------------


5. Position Paper of Trian Fund Management, L.P. and Sandell Asset Management Corp., dated May 22, 2006 (previously filed).

6. Amendment No. 1, dated September 15, 2006, to the Agreement dated February 7, 2006 by and among Sandell Asset Management Corp. and Trian Fund Management, L.P. (previously filed).

7. Letter Agreement among Trian Fund Management, L.P., Sandell Asset Management Corp. and Bear, Stearns & Co. Inc. (previously filed).

8. Amendment No. 2, dated December 1, 2006, to the Agreement dated February 7, 2006 by and among Sandell Asset Management Corp. and Trian Fund Management, L.P., as previously amended by Amendment No. 1 dated September 15, 2006.

                                  SCHEDULE 13D
CUSIP No. 423074103                                     Page 27 of 27 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 4, 2006



                                  TRIAN PARTNERS GP, L.P.

                                  By: Trian Partners General Partner, LLC, its general partner

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member

                                  TRIAN PARTNERS GENERAL PARTNER, LLC

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member

                                  TRIAN PARTNERS, L.P.

                                       Trian Partners GP, L.P., its general
                                       partner
                                  By: Trian Partners General Partner, LLC, its general partner

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member

                                  TRIAN PARTNERS MASTER FUND, L.P.

                                  By:  Trian Partners GP, L.P., its general
                                       partner
                                  By: Trian Partners General Partner, LLC, its general partner

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member


          [Signature Page of Schedule 13D/A3 - H. J. Heinz Company]

                                  TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

                                  By:  Trian Partners GP, L.P., its general
                                       partner
                                  By: Trian Partners General Partner, LLC, its general partner

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member

                                  TRIAN SPV (SUB) I, L.P.

                                  By:  Trian Partners GP, L.P., its general
                                       partner
                                  By: Trian Partners General Partner, LLC, its general partner

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member

                                  TRIAN PARTNERS PARALLEL FUND I, L.P.

                                  By:  Trian Partners Parallel Fund I General
                                       Partner, LLC, its general partner

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member


                                  TRIAN PARTNERS PARALLEL FUND I GENERAL
                                  PARTNER, LLC

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member


          [Signature Page of Schedule 13D/A3 - H. J. Heinz Company]

                                  TRIAN PARTNERS PARALLEL FUND II, L.P.

                                  By:  Trian Partners Parallel Fund II GP,
                                       L.P., its general partner
                                  By:  Trian Partners Parallel Fund II General
                                       Partner, LLC, its general partner

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name:  Edward P. Garden
                                       Title:  Member


                                  TRIAN PARTNERS PARALLEL FUND II GP, L.P.

                                  By:  Trian Partners Parallel Fund II General
                                       Partner, LLC, its general partner

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member


                                  TRIAN PARTNERS PARALLEL FUND II GENERAL
                                  PARTNER, LLC

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member


          [Signature Page of Schedule 13D/A3 - H. J. Heinz Company]

                                  TRIAN FUND MANAGEMENT, L.P.

                                  By:  Trian Fund Management GP, LLC, its
                                       general partner

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member

                                  TRIAN FUND MANAGEMENT GP, LLC

                                       /s/ Edward P. Garden
                                  By:  ----------------------------------------
                                       Name: Edward P. Garden
                                       Title: Member

                                  /s/ Nelson Peltz
                                  ---------------------------------------------
                                  NELSON PELTZ

                                  /s/ Peter W. May
                                  ---------------------------------------------
                                  PETER W. MAY

                                  /s/ Edward P. Garden
                                  ---------------------------------------------
                                  EDWARD P. GARDEN



          [Signature Page of Schedule 13D/A3 - H. J. Heinz Company]

                                  CASTLERIGG MASTER INVESTMENTS LTD.

                                  BY:  SANDELL ASSET MANAGEMENT CORP.,
                                       AS INVESTMENT MANAGER

                                       /s/ Thomas E. Sandell
                                  By:  ----------------------------------------
                                       Name: Thomas E. Sandell
                                       Title: Chief Executive Officer

                                  SANDELL ASSET MANAGEMENT CORP.

                                       /s/ Thomas E. Sandell
                                  By:  ----------------------------------------
                                       Name: Thomas E. Sandell
                                       Title: Chief Executive Officer

                                  CASTLERIGG INTERNATIONAL LIMITED

                                  BY:  SANDELL ASSET MANAGEMENT CORP.,
                                       -----------------------------------------
                                       AS INVESTMENT MANAGER

                                       /s/ Thomas E. Sandell
                                  By:  ----------------------------------------
                                       Name: Thomas E. Sandell
                                       Title: Chief Executive Officer


                                  CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

                                  BY:  SANDELL ASSET MANAGEMENT CORP.,
                                       AS INVESTMENT MANAGER

                                       /s/ Thomas E. Sandell
                                  By:  ----------------------------------------
                                       Name: Thomas E. Sandell
                                       Title: Chief Executive Officer

                                  /s/ Thomas E. Sandell
                                  ---------------------------------------------
                                  THOMAS E. SANDELL


          [Signature Page of Schedule 13D/A3 - H. J. Heinz Company]